EXHIBIT 1.1

NRG ENERGY, INC.
$2,000,000,000

$800,000,000 7.625% Senior Notes Due 2019
and
$1,200,000,000 7.875% Senior Notes Due 2021

Purchase Agreement

May 10, 2011

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

J.P. Morgan Securities LLC

383 Madison Avenue
New York, New York 10019

RBS Securities Inc.

600 Washington Blvd.

Stamford CT 06901

Attn: High Yield Debt Capital Markets Syndicate

As Representatives of the several
Initial Purchasers listed in Schedule I hereto

Ladies and Gentlemen:

NRG Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several parties in Schedule I hereto (each, an “Initial Purchaser” and collectively, the “Initial Purchasers”) for whom you are acting as representatives (the “Representatives”), $800,000,000 principal amount of its 7.625% Senior Notes due 2019 (the “2019 Notes”) and $1,200,000,000 principal amount of its 7.875% Senior Notes due 2021 (the “2021 Notes,” and together with the 2019 Notes, the “Notes”).  The Company’s obligations under the Notes and the Indenture (as defined below) will be, jointly and severally, unconditionally guaranteed (the “Guarantees”), on a senior basis, by each of the subsidiaries of the Company listed on the signature pages hereto (collectively, the “Guarantors”).  The Notes and the Guarantees are herein referred to as the “Securities.”  The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) to be dated as of the Closing Date (as defined below), between the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company will agree to register the Securities under the Act subject to the terms and conditions therein specified.  The Securities are to be issued under supplemental indentures, each dated the Closing Date (the supplemental indenture governing the 2019 Notes, the “2019 Indenture;” the supplemental indenture governing the 2021 Notes, the “2021 Indenture;” and together, the “Supplemental Indentures”) to a base indenture, dated as of February 2, 2006, in each case between the Company and Law Debenture Trust Company, as trustee (the “Trustee”); such Supplemental Indentures, together with such base indenture, is referred to herein as the “Indenture.”  The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.  Certain terms used herein are defined in Section 15 hereof.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated May 10, 2011 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and will prepare a final offering memorandum (as may be subsequently amended or supplemented, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”).  Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities.  The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend,” “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

1.     Representations and Warranties.  The Company represents and warrants to and agrees with each of the Initial Purchasers that:

(a)   The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of its date and on the Closing Date, the Final Memorandum did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(b)   Neither (i) the Disclosure Package, as of the Execution Time nor (ii) the Issuer Written Information, when taken together with the Disclosure Package, as of the Execution Time, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package or Issuer Written Information based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(c)   None of the Company, its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(d)   None of the Company, its Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e)   The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f)    Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 4 of this Agreement, no registration under the Act of the Securities, and no qualification of the Indenture under the Trust Indenture Act, is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(g)   The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the state of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except (i) to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the business or result of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) and (ii) for jurisdictions not recognizing the legal concepts of good standing or qualification.

(h)   Each domestic subsidiary of the Company has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its property and to conduct its business as described in the Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except (i) to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole and (ii) for jurisdictions not recognizing the legal concepts of good standing or qualification.  Except as set forth in the Disclosure Package and the Final Memorandum, all of the issued shares of capital stock, or equity interests, as applicable of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except (i) for directors’ qualifying shares or foreign national qualifying capital stock, and (ii) as pledged to secure indebtedness of the Company and/or its subsidiaries pursuant to credit facilities, indentures and other instruments evidencing indebtedness as set forth in the Exchange Act Reports of the Company, the Disclosure Package and the Final Memorandum and existing on the date hereof) are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

(i)    This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

(j)    The Indenture has duly authorized, executed and, on the Closing Date will be, duly delivered by, and will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(k)   The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement will be valid and binding obligations of the Company and each Guarantor, as applicable, in each case enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

(l)    The Registration Rights Agreement has been duly authorized and, when executed and delivered by the Company, the Guarantors and the Initial Purchasers, will be a valid and binding obligation of the Company and each Guarantor, in each case enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.  The Company’s new series of 7.625% senior notes due 2019 and 7.875% senior notes due 2021 to be issued in exchange for the Securities pursuant to the Registration Rights Agreement have been duly authorized.

(m)  The execution and delivery by the Company and the Guarantors of, and the performance by the Company and the Guarantors of their respective obligations under, this Agreement, the Indenture, the Registration Rights Agreement and the Securities will not contravene (i) any provision of the certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement, certificate or articles of incorporation, or bylaws of the Company or any Guarantor, (ii) or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, (iii) or any applicable law or judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary except that, in the case of clauses (ii) and (iii), for any contravention that would not have a Material Adverse Effect on the Company.  No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company and the Guarantors of their respective obligations under this Agreement, the Indenture, or the Securities, except (x) for such consent, approvals, authorizations, orders or qualifications that have been obtained or where failure to do so would not have a Material Adverse Effect on the Company and (y) for the registration of the Securities under the Act pursuant to the Registration Rights Agreement, the qualification of the Indenture under the Trust Indenture Act and such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(n)   The financial statements and the related notes thereto included or incorporated by reference in each of the Disclosure Package and the Final Memorandum present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in each of the Disclosure Package and the Final Memorandum has been derived from the accounting records of the Company and its subsidiaries and presents fairly in all material respects the information shown thereby.

(o)   KPMG LLP, who have certified certain financial statements of the Company and its subsidiaries are independent public accountants with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(p)   The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company and its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in each of the Disclosure Package and the Final Memorandum, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(q)   The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(r)    The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(s)       (i) Neither the Company nor any of its subsidiaries (collectively, the “Entity”) or, to the knowledge of the Entity, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”), nor

(B)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)  The Entity will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  For the past 5 years, the Entity has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(t)    Since the date of the most recent financial statements included in the Offering Memorandum, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package.

(u)   There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings that are disclosed or described in all material respects in the Disclosure Package and the Final Memorandum and proceedings that are not expected to have a Material Adverse Effect, and there are no statutes, regulations, contracts or other documents that are required to be described in the Disclosure Package and the Final Memorandum that are not described in all material respects or filed, or incorporated by reference as required.

(v)   Neither the Company nor the Guarantors is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum, will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(w)  The Company and any subsidiary of the Company that is, or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, will be, subject to regulation under the Public Utility Holding Company Act of 2005 (“PUHCA”) as a “holding company,” as such term is defined in PUHCA, is exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA.

(x)    Except as set forth in the Disclosure Package and the Final Memorandum, each subsidiary of the Company that is subject to regulation as a “public utility” as such term is defined in the Federal Power Act (“FPA”) and that makes sales of energy or capacity that are not pursuant to a state regulatory authority’s implementation of PURPA (as defined below) has an order from the Federal Energy Regulatory Commission, such order not subject to any pending challenge, investigation, complaint, or other proceeding (other than generic proceedings generally applicable in the industry) (i) authorizing such subsidiary to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions, at market-based rates and (ii) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA.

(y)   With respect to any subsidiary that owns a “Qualifying Facility” (“QF”), as defined under the Public Utility Regulatory Policies Act and the current rules and regulations promulgated thereunder (“PURPA”), such facility is a QF under PURPA.

(z)    Except as disclosed in the Disclosure Package and the Final Memorandum, and except for such matters as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its subsidiaries (1) are conducting and have conducted their businesses, operations and facilities in compliance with Environmental Laws (as defined below); (2) have duly obtained, possess, maintain in full force and effect, and have fulfilled and performed all of their obligations under any and all permits, licenses or registrations required under Environmental Law (“Environmental Permits”); (3) have not received any notice from a governmental authority or any other third party alleging any violation of Environmental Law or liability thereunder; (4) are not subject to any pending or, to the best knowledge of the Company or any of its subsidiaries, threatened claim in writing or other legal proceeding under any Environmental Laws against the Company or any of its subsidiaries; and (5) do not have knowledge of any applicable Environmental Laws, or any unsatisfied conditions in an Environmental Permit, that, individually or in the aggregate, can reasonably be expected to require any material capital expenditures for either the installation of new pollution control equipment, or a switch in a project’s fuel or any other material modification of current operations in order to maintain the Company’s or the subsidiaries’ compliance with Environmental Law.  As used in this paragraph, “Environmental Laws” means any and all applicable foreign, federal, state and local laws and regulations, or any enforceable administrative or judicial interpretation thereof, relating to pollution or the protection of human health or the environment, including, without limitation, those relating to (i) emissions, discharges or releases of Hazardous Substances into ambient air, surface water, groundwater or land, (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of, or exposure to, Hazardous Substances, (iii) the protection of wildlife or endangered or threatened species, or (iv) the investigation, remediation or cleanup of any Hazardous Substances.  As used in this paragraph, “Hazardous Substances” means pollutants, contaminants, hazardous substances, materials or wastes, petroleum, petroleum products and their breakdown constituents, or any other chemical substance regulated under Environmental Laws.

2.     Agreements to Sell and Purchase.  The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.75% of the principal amount thereof, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

3.     Payment and Delivery.  Payment for the Initial Purchasers’ Securities shall be made by wire transfer in immediately available funds, or other funds immediately available in New York City at 10:00 a.m., New York time, on May 24, 2011, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated by you in writing.  The time and date of such payment are hereinafter referred to as the “Closing Date.”  Payment for the Securities shall be made against delivery to you on the Closing Date of the Securities made through the facilities of The Depository Trust Company and any other relevant clearing system, unless the Representatives shall otherwise instruct.

4.     Offering by the Initial Purchasers. (a)  Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b)                                 Each Initial Purchaser hereby severally and not jointly represents and warrants to and agrees with the Company that: (i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of its distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)                              to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B)                                in accordance with Rule 903 of Regulation S;

(ii)           neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii)          in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv)          neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v)           it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi)          it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii)         at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Additional restrictions on the offer and sale of the Securities are described in the offering memorandum for the Securities.  Terms used in this paragraph have the meanings given to them by Regulation S.”

(viii)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(ix)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(x)            in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Securities at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A)                              to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B)                                to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior written consent of the Purchaser nominated by the Issuer for any such offer; or

(C)                                in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for the publication by the Company or the Initial Purchasers of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

5.     Conditions to the Initial Purchasers’ Obligations.  The several obligations of the Initial Purchasers are subject to the following conditions:

(a)   Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)    there shall not have occurred any downgrading, nor shall the Company have received any notice from any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or in the rating outlook for the Company; and

(ii)   there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package that, in the judgment of the Representatives, is material and adverse and that makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale and delivery of the securities, or market the Securities on the terms and in the manner contemplated in the this agreement and the Disclosure Package.

(b)   The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement that are not qualified by materiality are true and correct in all material respects, and that the representations and warranties of the Company contained in this Agreement that are qualified by materiality are true and correct, in each case, as of the Closing Date, and that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)   The Initial Purchasers shall have received on the Closing Date an opinion and a negative assurance letter of Kirkland & Ellis LLP, outside counsel for the Company, dated the Closing Date, to the effect set forth on Schedule III.  Additionally, Michael Bramnick, General Counsel of the Company, and other local counsel of the Company shall provide opinions, dated the Closing Date, as the Representatives shall reasonably request.

(d)   The Initial Purchasers shall have received on the Closing Date an opinion and a negative assurance letter of Latham & Watkins LLP, counsel for the Initial Purchasers, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers.

(e)   The Initial Purchasers shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from KPMG LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Disclosure Package and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

6.     Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(a)   To furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 6(f) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)   To prepare a final term sheet, containing solely a description of the final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto

(c)   Before amending or supplementing the Disclosure Package or the Final Memorandum, to furnish to the Representatives a copy of each such proposed amendment or supplement and not to file, use or distribute any such proposed amendment or supplement to which the Representatives reasonably object.

(d)   To furnish to the Representatives a copy of each proposed Issuer Written Information to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed any Issuer Written Information to which the Representatives reasonably object.

(e)   If the Disclosure Package is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which the Disclosure Package would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which, in the reasonable opinion of counsel for the Initial Purchasers or counsel for the Company, it is necessary to amend or supplement the Disclosure Package to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 6(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package to the Initial Purchasers and counsel for the several Initial Purchasers without charge in such quantities as they may reasonably request.

(f)    If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event shall occur or condition exist as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 6(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(g)   To use its reasonable best efforts to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided, however, that nothing contained herein shall require the Company to qualify to do business in any jurisdiction, to execute a general consent to service of process in any state or to subject itself to taxation in any jurisdiction in which it is otherwise not so subject.

(h)   The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them prior to the earlier of (i) the one year anniversary of the Closing Date or (ii) the consummation of the exchange offer or effective date of any shelf registration statement pursuant to the Registration Rights Agreement.

(i)    None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(j)    None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(k)   None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(l)    For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.  This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(m)  Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n)   Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid the costs and expenses relating to the following matters: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Securities under the Act and all other fees or expenses in connection with the preparation of any preliminary memorandum, the Disclosure Package, the Final Memorandum, any Issuer Written Information prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, all printing costs associated therewith, and the mailing and delivering of copies thereof to the Initial Purchasers and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, which shall be $15,000 in the aggregate for this offering, (iv) any fees charged by the rating agencies for the rating of the Securities, (v) the cost of the preparation, issuance and delivery of the Securities, (vi) the costs and charges of any trustee, transfer agent, registrar or depositary, (vii) the document production charges and expenses associated with printing this Agreement and (viii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section; provided however that any costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing or the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, shall be paid or caused to be paid by the Initial Purchasers.  It is understood, however, that except as provided in this Section, Section 7 entitled “Indemnity and Contribution,” and the last paragraph of Section 9 below, each Initial Purchaser will pay all of its costs and expenses, including fees and disbursements of its counsel, transfer taxes payable on resale of any of the Securities by it and any advertising expenses connected with any offers it may make.

(o)   During the period beginning on the date hereof and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase or otherwise acquire debt securities of the Company substantially similar to the Securities (other than (i) the Securities, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the Representatives, provided that nothing in this paragraph (l) shall be construed as a limitation on the Company’s ability to consummate, or prevent the Company from consummating the transactions as described in the Disclosure Package and the Final Memorandum under the heading “The Transactions.”

7.     Indemnity and Contribution.  (a) The Company agrees to indemnify and hold harmless, each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act and each affiliate, director, officer, employee and agent of any Initial Purchaser from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any preliminary memorandum, the Disclosure Package, any Issuer Written Information that the Company has used or referred to in connection with the Act or the Final Memorandum or any amendment or supplement thereto (if the Company furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, with respect to any preliminary memorandum, the Disclosure Package or any Issuer Written Information that the Company has used or referred to in connection with the Act or the Final Memorandum or any amendment or supplement thereto (if the Company furnished any amendments or supplements thereto), not misleading in light of the circumstances under which they were made, except in each case insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.

(b)   Each Initial Purchaser agrees, severally and not jointly to indemnify and hold harmless the Company, its directors, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer, and each person if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the any preliminary prospectus, the Disclosure Package or any Issuer Written Information that the Company has used or referred to in connection with the Act or the Final Memorandum or any amendment or supplement thereto.  The Company acknowledges that the statement set forth on the cover of the Final Memorandum that “The initial purchasers expect to deliver book-entry interests in the notes to investors on or about May 24, 2011,” and the statements in the Preliminary Memorandum and the Final Memorandum in the second and sixteenth paragraphs under the caption “Plan of Distribution” and in the fourth and fifth sentences of the tenth paragraph under the caption “Plan of Distribution” related to the terms of the offering, short sales, stabilization and syndicate covering transactions constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum, in any amendment or supplement thereto or in the Issuer Written Information.

(c)   In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party to represent the indemnified party and any others entitled to indemnification pursuant to this Section 7 the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and expenses of such counsel related to such proceeding as incurred.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonably incurred fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such reasonably incurred fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by the Representatives in the case of parties indemnified pursuant to Section 7(a), and by the Company, in the case of parties indemnified pursuant to Section 7(b).  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to, or an admission of, fault, culpability or failure to act by or on behalf of any indemnified party.

(d)   To the extent the indemnification provided for in Section 7(a) or Section 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of Securities and the total underwriting discounts and commissions received by the Initial Purchasers in connection therewith, bear to the aggregate offering price of the Securities.  The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Initial Purchasers’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amounts of Securities they have purchased hereunder, and not joint.

(e)   The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 7, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)    The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

8.     Termination.  The Initial Purchasers may terminate this Agreement by notice given by the Representatives to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the Nasdaq Global Market, (ii) trading of any securities of the Company shall have been suspended on the New York Stock Exchange, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Representatives’ judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Disclosure Package or the Final Memorandum.

9.     Effectiveness; Defaulting Initial Purchasers.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser.  If, on the Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company.  In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Disclosure Package, in the Final Memorandum or in any other documents or arrangements may be effected.  Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchasers, or any of them, (i) because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement (other than by reason of a default by any of the Initial Purchasers described in the preceding paragraph), or (ii) if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, through the Representatives for all out of pocket expenses (including the reasonable fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

10.   Waiver of Tax Confidentiality.  Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.   Entire Agreement.  (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchasers with respect to the preparation of any preliminary memorandum, the Disclosure Package, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b)   The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Initial Purchasers may have interests that differ from those of the Company.  The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.   Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.   Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.   Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.   Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time and (ii) the final term sheet prepared pursuant to Section 6(b) hereto and in the form attached as Schedule II hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any “written communications” (as defined by Rule 405 under the Act) in addition to the Disclosure Package that the parties expressly agree in writing are for general distribution to investors and scheduled hereto as Schedule IV, including any recorded road show.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

16.   Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial

Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

17.   Notices.  All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you at the address set forth on page 1 hereto; and if to the Company shall be delivered, mailed or sent to 211 Carnegie Center, Princeton, New Jersey 08540, Attention: General Counsel, with a copy to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attention: Gerald T. Nowak, Esq.

[Signatures follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

NRG ENERGY, INC.

By:	/s/ Christopher Sotos
Name:	Christopher Sotos
Title:	Vice President and Treasurer

GUARANTORS:

ARTHUR KILL POWER LLC
ASTORIA GAS TURBINE POWER LLC
CABRILLO POWER I LLC
CABRILLO POWER II LLC
CARBON MANAGEMENT SOLUTIONS LLC
CLEAN EDGE ENERGY LLC
CONEMAUGH POWER LLC
CONNECTICUT JET POWER LLC
COTTONWOOD DEVELOPMENT LLC
COTTONWOOD GENERATING PARTNERS I LLC
COTTONWOOD GENERATING PARTNERS II LLC
COTTONWOOD GENERATING PARTNERS III LLC
COTTONWOOD ENERGY COMPANY LP
COTTONWOOD TECHNOLOGY PARTNERS LP
DEVON POWER LLC

DUNKIRK POWER LLC
EASTERN SIERRA ENERGY COMPANY
EL SEGUNDO POWER, LLC
EL SEGUNDO POWER II LLC
ENERGY PROTECTION INSURANCE COMPANY
HUNTLEY POWER LLC
INDIAN RIVER OPERATIONS INC.
INDIAN RIVER POWER LLC
KEYSTONE POWER LLC
LANGFORD WIND POWER, LLC
LOUISIANA GENERATING LLC
MIDDLETOWN POWER LLC
MONTVILLE POWER LLC
NEO CORPORATION
NEO FREEHOLD-GEN LLC
NEO POWER SERVICES INC.
NEW GENCO GP, LLC
NORWALK POWER LLC
NRG AFFILIATE SERVICES INC.
NRG ARTESIAN ENERGY LLC
NRG ARTHUR KILL OPERATIONS INC.
NRG ASTORIA GAS TURBINE OPERATIONS INC.
NRG BAYOU COVE LLC
NRG CABRILLO POWER OPERATIONS INC.
NRG CALIFORNIA PEAKER OPERATIONS LLC
NRG CEDAR BAYOU DEVELOPMENT COMPANY, LLC
NRG CLEANTECH INVESTMENTS LLC
NRG CONNECTICUT AFFILIATE SERVICES INC.
NRG DEVELOPMENT COMPANY INC.
NRG DEVON OPERATIONS INC.
NRG DUNKIRK OPERATIONS INC.
NRG EL SEGUNDO OPERATIONS INC.
NRG ENERGY SERVICES LLC

NRG ENERGY SERVICES GROUP LLC
NRG GENERATION HOLDINGS, INC.
NRG HUNTLEY OPERATIONS INC.
NRG ILION LP LLC
NRG INTERNATIONAL LLC
NRG MAINTENANCE SERVICES LLC
NRG MEXTRANS INC.
NRG MIDATLANTIC AFFILIATE SERVICES INC.
NRG MIDDLETOWN OPERATIONS INC.
NRG MONTVILLE OPERATIONS INC.
NRG NEW JERSEY ENERGY SALES LLC
NRG NEW ROADS HOLDINGS LLC
NRG NORTH CENTRAL OPERATIONS INC.
NRG NORTHEAST AFFILIATE SERVICES INC.
NRG NORWALK HARBOR OPERATIONS INC.
NRG OPERATING SERVICES, INC.
NRG OSWEGO HARBOR POWER OPERATIONS INC.
NRG PACGEN INC.
NRG POWER MARKETING LLC
NRG ROCKFORD ACQUISITION LLC
NRG ROCKFORD EQUIPMENT LLC
NRG RETAIL LLC
NRG SAGUARO OPERATIONS INC.
NRG SERVICES CORPORATION
NRG SIMPLYSMART SOLUTIONS LLC
NRG SOUTH CENTRAL AFFILIATE SERVICES INC.
NRG SOUTH CENTRAL GENERATING LLC
NRG SOUTH CENTRAL OPERATIONS INC.
NRG TEXAS C&I SUPPLY LLC
NRG TEXAS HOLDING INC.
NRG TEXAS LLC

NRG TEXAS POWER LLC
NRG WEST COAST LLC
NRG WESTERN AFFILIATE SERVICES INC.
NRG WIND DEVELOPMENT COMPANY LLC
O’BRIEN COGENERATION, INC. II
ONSITE ENERGY, INC.
OSWEGO HARBOR POWER LLC
PENNYWISE POWER LLC
RE RETAIL RECEIVABLES, LLC
RELIANT ENERGY NORTHEAST LLC
RELIANT ENERGY POWER SUPPLY, LLC
RELIANT ENERGY RETAIL HOLDINGS, LLC
RELIANT ENERGY RETAIL SERVICES, LLC
RELIANT ENERGY TEXAS RETAIL, LLC
RERH HOLDINGS, LLC
SAGUARO POWER LLC
SOMERSET OPERATIONS INC.
SOMERSET POWER LLC
TEXAS GENCO FINANCING CORP.
TEXAS GENCO GP, LLC
TEXAS GENCO HOLDINGS, INC.
TEXAS GENCO OPERATING SERVICES, LLC
VIENNA OPERATIONS INC.
VIENNA POWER LLC
WCP (GENERATION) HOLDINGS LLC
WEST COAST POWER LLC

By:	/s/ Christopher Sotos
Name:	Christopher Sotos
Title:	Treasurer

ELBOW CREEK WIND PROJECT LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Vice President and Controller

GCP FUNDING COMPANY, LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Management Board Member

NRG CONSTRUCTION LLC

By:	/s/ Rachel Smith
	Name:	Rachel Smith
	Title:	Treasurer

NRG SOUTH TEXAS LP
By:	Texas Genco GP, LLC,
its General Partner

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Treasurer

TEXAS GENCO LP, LLC

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Management Committee Member

TEXAS GENCO SERVICES, LP
By:	New Genco GP, LLC,
its General Partner

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Treasurer

GREEN MOUNTAIN ENERGY COMPANY

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Vice President, Treasury

NRG ENERGY LABOR SERVICES LLC

By:	/s/ Gaetan Frotte
	Name:	Gaetan Frotte
	Title:	Vice President and Treasurer

NRG ILION LIMITED PARTNERSHIP
By:	NRG Rockford Acquisition LLC,
its General Partner

By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Treasurer

Accepted as of the date hereof

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ William Graham
	Name:	William Graham
	Title:	Authorized Signatory

Accepted as of the date hereof

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Henrik Dahlback
	Name:	Henrik Dahlback
	Title:	Director

Accepted as of the date hereof

BARCLAYS CAPITAL INC.

By:	/s/ Kevin Crealese
	Name:	Kevin Crealese
	Title:	Director

Accepted as of the date hereof

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kirkwood Roland
	Name:	Kirkwood Roland
	Title:	Vice President

Accepted as of the date hereof

CREDIT SUISSE SECURITIES (USA) LLC.

By:	/s/ John Cogan
	Name:	John Cogan
	Title:	Managing Director

Accepted as of the date hereof

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edwin E. Roland
	Name:	Edwin E. Roland
	Title:	Managing Director

By:	/s/ Scott Sartorius
	Name:	Scott Sartorius
	Title:	Managing Director

Accepted as of the date hereof

/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Accepted as of the date hereof

J.P. MORGAN SECURITIES LLC

By:	/s/ Brian A. Tramontozzi
	Name:	Brian A. Tramontozzi
	Title:	Managing Director

Accepted as of the date hereof

RBS SECURITIES INC.

By:	/s/ Michael Canavan
	Name:	Michael Canavan
	Title:	Director

SCHEDULE I

Initial Purchaser	Principal Amount of Securities to be Purchased (U.S.$)
Morgan Stanley & Co. Incorporated	$178,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$178,000,000
Barclays Capital Inc.	$178,000,000
Citigroup Global Markets Inc.	$178,000,000
Credit Suisse Securities (USA) LLC	$178,000,000
Deutsche Bank Securities Inc.	$178,000,000
Goldman, Sachs & Co.	$178,000,000
J.P. Morgan Securities LLC	$178,000,000
RBS Securities Inc.	$178,000,000
Mitsubishi UFJ Securities (USA), Inc.	$178,000,000
BNP Paribas Securities Corp.	$60,000,000
Credit Agricole Securities (USA) Inc.	$60,000,000
ING Financial Markets LLC	$60,000,000
Commerz Markets LLC	$40,000,000
Total	$2,000,000,000

SCHEDULE II

PRICING TERM SHEET

Dated May 10, 2011

NRG Energy, Inc.
$2,000,000,000

$800,000,000 7.625% Senior Notes due 2019

$1,200,000,000 7.875% Senior Notes due 2021

The information in this term sheet supplements the Company’s preliminary offering memorandum, dated May 10, 2011 (the “Preliminary Offering Memorandum”).  This term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.

Term Sheet

Issuer:	NRG Energy, Inc.

Title of Securities:	7.625% Senior Notes due 2019 (the “2019 notes”)

7.875% Senior Notes due 2021 (the “2021 notes”)

Face Amount:	$800,000,000 (2019 notes)

$1,200,000,000 (2021 notes)

Maturity:	May 15, 2019

May 15, 2021

Price:	100%

Gross Proceeds:	$800,000,000 (2019 notes)

$1,200,000,000 (2021 notes)

Coupon:	7.625% (2019 notes)

7.875% (2021 notes)

Yield:	7.625% (2019 notes)

7.875% (2021 notes)

Interest Payment Dates:	2019 notes:

May 15 and November 15, commencing November 15, 2011.

2021 notes:

May 15 and November 15, commencing November 15, 2011.

Record Dates:	2019 notes: May 1 and November 1.

2021 notes: May 1 and November 1.

Make-Whole Redemption:	2019 notes:

Prior to May 15, 2014 at a “make-whole” premium based on treasuries + 50 bps.

2021 notes:

Prior to May 15, 2016 at a “make-whole” premium based on treasuries + 50 bps.

Optional Redemption:	2019 notes:

Year	Percentage
2014	103.813%
2015	101.906%
2016 and thereafter	100.000%

2021 notes:

Year	Percentage
2016	103.938%
2017	102.625%
2018	101.313%
2019 and thereafter	100.000%

Equity Claw:	2019 notes:

Prior to May 15, 2014: up to 35% at 107.625%.

2021 notes:

Prior to May 15, 2016: up to 35% at 107.875%.

Change of Control:	101%.

Ranking:	Senior unsecured obligations.

Settlement Date:	May 24, 2011 (T+10).

Delivery of the notes will be made against payment therefor on the tenth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before their delivery should consult their own advisor.

Reference Treasury:	UST3.125% due May 15, 2019 (2019 notes)

UST3.625% due February 15, 2021 (2021 notes)

Spread to Treasury:	+480.5 bps (2019 notes)

+467.5 bps (2021 notes)

Denominations:	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Distribution:	144A / Regulation S with registration rights.

Ratings:	B1/BB-

Joint Book-Running Managers:

Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, RBS Securities Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., ING Financial Markets LLC and Commerz Markets LLC.

CUSIP:	2019 Notes:
144A: 629377 BP6
Reg S: U66962 AG3

2021 Notes:
144A: 629377 BQ4
Reg S: U66962 AH1

ISIN:	2019 Notes:
144A: US629377BP68
Reg S: USU66962AG36

2021 Notes:
144A: US629377BQ42
Reg S: USU66962AH19

Changes From the Preliminary Offering Memorandum

The Company’s option to redeem up to 10% of each series of notes during each 12-month period prior to May 15, 2014 (in the case of the 2019 notes) and May 15, 2016 (in the case of the 2021 notes) at a redemption price of 103% plus accrued interest has been removed.

The notes and guarantees have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.  Accordingly, the notes and guarantees are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Act) and (b) outside the United States to non-U.S. persons in compliance with Regulation S under the Act.  For details about eligible offers, deemed representations and agreements by investors and transfer restrictions, see “Notice to Investors” in the Preliminary Offering Memorandum.

This communication is not an offer to sell securities and we are not soliciting offers to buy these securities in any state or jurisdiction where such offer or sale is nor permitted.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Form of Kirkland & Ellis LLP Opinion and Negative Assurance Letter

SCHEDULE IV

Issuer Written Information

1. Investor Presentation Slideshow, dated May 10, 2011.